Exhibit 15.2

Consent of Jincheng Tongda & Neal Law Firm
April 27, 2015

China Finance Online Co. Limited
9th Floor of Tower C, Corporate Square
No. 35 Financial Street, Xicheng District
Beijing 100033, China

We hereby consent to the reference to our firm and the summary of our opinion under the “Item 4. Information on the Company - B. Business overview - Regulation” and “Item 4. Information on the Company - C. Organizational structure” in China Finance Online Co. Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on April 27, 2015. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm